The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

April 2026

Preliminary Pricing Supplement

Dated April 28, 2026

Registration Statement No. 333-283672

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated February 6, 2025

and Product Supplement dated February 6, 2025)

Structured Investments

Opportunities in U.S. Equities

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$● Based on the Performance of the Shares of the Global X Uranium ETF

The Trigger Jump Securities with Auto-Callable Feature (the “securities”) do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, if the closing price of the underlying fund is equal to or greater than 100% of the initial price, which we refer to as the call threshold level, on any determination date other than the final determination date, the securities will be automatically redeemed for an amount per security equal to (i) the stated principal amount plus (ii) the premium applicable to the related determination date. The premium increases the longer the securities are outstanding. If, however, on any determination date the closing price of the underlying fund is less than the call threshold level, the securities will not be subject to an early redemption. If the securities have not previously been redeemed and the final price is equal to or greater than 100% of the initial price, which we refer to as the maturity redemption threshold level (which is equal to the call threshold level), at maturity UBS will pay you a cash payment per security corresponding to a return of approximately 18.75% per annum, or $1,937.50. If the securities have not previously been redeemed and the final price is less than the maturity redemption threshold level but equal to or greater than 80% of the initial price, which we refer to as the downside threshold level, UBS will pay you a cash payment per security equal to the stated principal amount. If, however, the securities have not previously been redeemed and the final price is less than the downside threshold level, UBS has elected to pay you the cash value, which will be worth significantly less than your stated principal amount, if anything, and you will be exposed to the decline in the closing price of the underlying fund over the term of the securities and, in extreme situations, you could lose all of your initial investment. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying fund and must be willing to accept the risk of forgoing any current income and losing a significant portion and, in extreme situations, all of their initial investment at maturity. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying fund:	Shares of the Global X Uranium ETF (Bloomberg Ticker: “URA UP”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Pricing date:	Expected to be April 30, 2026
Original issue date:

Expected to be May 5, 2026 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to one business day before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Maturity date:

Expected to be May 5, 2031, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.

Early redemption:

If, on any determination date other than the final determination date, the closing price of the underlying fund is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first call payment date immediately following the related determination date.

Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the premium applicable to the related determination date.
Determination dates; premiums:	The premium applicable to each determination date are based on a return of approximately 18.75% per annum and shall be as follows:

	Determination dates	Premium (per security)	Determination dates	Premium (per security)
	May 7, 2027 July 30, 2027 November 1, 2027 January 31, 2028 May 1, 2028 July 31, 2028 October 30, 2028 January 30, 2029	$187.500 $234.375 $281.250 $328.125 $375.000 $421.875 $468.750 $515.625	April 30, 2029 July 30, 2029 October 30, 2029 January 30, 2030 April 30, 2030 July 30, 2030 October 30, 2030 January 30, 2031 April 30, 2031 (the “Final Determination Date”)	$562.500 $609.375 $656.250 $703.125 $750.000 $796.875 $843.750 $890.625 Maturity Redemption Payment

Each determination date is subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, “— Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the determination dates (including the final determination date) and maturity date to ensure that the stated term of the securities remains the same.

Call payment dates:

Expected to be May 12, 2027, August 4, 2027, November 4, 2027, February 3, 2028, May 4, 2028, August 3, 2028, November 2, 2028, February 2, 2029, May 3, 2029, August 2, 2029, November 2, 2029, February 4, 2030, May 3, 2030, August 2, 2030, November 4, 2030 and February 4, 2031, subject to postponement for non-business days and as described under “General Terms of the Securities — Payment Dates” in the accompanying product supplement.

Payment at maturity:	●If the securities have not previously been redeemed and the final price is equal to or greater than the maturity redemption threshold level:		the maturity redemption payment
	●If the securities have not previously been redeemed and the final price is less than the maturity redemption threshold level but equal to or greater than the downside threshold level:		the stated principal amount
	●If the securities have not previously been redeemed and the final price is less than the downside threshold level:		the cash value

If the securities have not previously been redeemed and the final price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying fund over the term of the securities and, in extreme situations, you could lose all of your initial investment.

Maturity redemption payment:	$1,937.50, which corresponds to a return of approximately 18.75% per annum
Exchange ratio:	The quotient of the stated principal amount divided by the initial price.
Cash value:	The exchange ratio multiplied by the final price.
Initial price*:	[•], which is the closing price of the underlying fund on the pricing date
Call threshold level*:	[•], which is equal to 100% of the initial price
Maturity redemption threshold level*	[•], which is equal to 100% of the initial price
Downside threshold level*:	[•], which is equal to 80% of the initial price
Final price:	The closing price of the underlying fund on the final determination date
CUSIP / ISIN:	90310EMP7 / US90310EMP78
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	UBS Securities LLC
Commissions and issue price:		Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security		100.00%	2.75%(a) + 0.50%(b) 3.25%	96.75%
Total		$•	$•	$•

* As may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement

(1)  UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $32.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount, which reflects:

(a) a fixed sales commission of $27.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is expected to be between $932.50 and $962.50. The range of the estimated initial value of the securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 13 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated February 6, 2025  Prospectus dated February 6, 2025

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Additional Information About UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm
Product Supplement dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refer to the Trigger Jump Securities with Auto-Callable Feature that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated February 6, 2025 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated February 6, 2025.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement and finally, the accompanying prospectus.

April 2026 Page 2

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Investment Summary

The Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031 based on the performance of the Shares of the Global X Uranium ETF, which we refer to as the securities, do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, if the closing price of the underlying fund is equal to or greater than 100% of the initial price, which we refer to as the call threshold level, on any determination date other than the final determination date, the securities will be automatically redeemed for an early redemption amount per security equal to (i) the stated principal amount plus (ii) the premium applicable to the related determination date. The premium increases the longer the securities are outstanding and is based on a return of approximately 18.75% per annum of the stated principal amount. If the securities have not previously been redeemed and the final price is equal to or greater than 100% of the initial price, which we refer to as the maturity redemption threshold level, the payment due at maturity will be the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 18.75% per annum, or $1,937.50. If the securities have not previously been redeemed and the final price is less than the maturity redemption threshold level but equal to or greater than 80% of the initial price, which we refer to as the downside threshold level, UBS will pay you a cash payment per security equal to the stated principal amount. If, however, the securities are not redeemed prior to maturity and the final price is less than the downside threshold level, UBS will pay you a cash payment per security equal to the cash value, which will be equal to the exchange ratio multiplied by the final price and investors will be exposed to the decline in the closing price of the underlying fund from the initial price to the final price. The cash value on the final determination date will be less than 80% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing a significant portion and, in extreme situations, all of their initial investment. In addition, investors will not participate in any appreciation of the underlying fund.

April 2026 Page 3

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Key Investment Rationale

The securities offer the opportunity for investors to receive a premium that increases the longer the securities are outstanding and based on a return of approximately 18.75% per annum of the stated principal amount if the closing price is equal to or greater than the call threshold level on any determination date other than the final determination date. If the closing price is equal to or greater than the call threshold level on any determination date other than the final determination date, the securities will be redeemed prior to maturity for an early redemption amount equal to (i) the stated principal amount per security plus (ii) the premium applicable to the related determination date. If the securities have not previously been redeemed and the final price is equal to or greater than the maturity redemption threshold level (which is equal to the call threshold level), UBS will pay you a cash payment at maturity per security corresponding to a return of approximately 18.75% per annum, or $1,937.50. If the securities have not previously been redeemed and the final price is less than the maturity redemption threshold level but equal to or greater than the downside threshold level, UBS will pay you a cash payment per security equal to the stated principal amount. If, however, the securities have not previously been redeemed and the final price is less than the downside threshold level, UBS has elected to pay you the cash value, which will be worth significantly less than your stated principal amount, if anything, and you will be exposed to the decline in the closing price of the underlying fund over the term of the securities. The payment at maturity will vary depending on the final price, as follows:

Scenario 1

On any determination date other than the final determination date, the closing price of the underlying fund is equal to or greater than the call threshold level.

￭The securities will be automatically redeemed for an early redemption amount equal to (i) the stated principal amount plus (ii) the premium applicable to the related determination date. The premium increases the longer the securities are outstanding.

￭Investors will not participate in any appreciation of the underlying fund from the initial price.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final price is equal to or greater than the maturity redemption threshold level (which is equal to the call threshold level).

￭The payment due at maturity will be the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 18.75% per annum, or $1,937.50.

￭Investors will not participate in any appreciation of the underlying fund from the initial price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final price is less than the maturity redemption threshold level but equal to or greater than the downside threshold level.

￭The payment due at maturity will be the stated principal amount.

￭Investors will not receive the maturity redemption payment.

Scenario 4

The securities are not automatically redeemed prior to maturity and the final price is less than the downside threshold level.

￭The payment due at maturity will be the cash value, which will be equal to the exchange ratio multiplied by the final price.

￭Investors will lose a significant portion and, in extreme situations, all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion and, in extreme situations, all of your initial investment. Any payment on the securities, including payments in respect of an early redemption or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the securities and you could lose all of your initial investment.

The securities will not pay a premium or the maturity redemption payment, as applicable, if the closing price of the underlying fund is less than the call threshold level on any determination date other than the final determination date or less than the maturity redemption threshold level (which is equal to the call threshold level) on the final determination date. The securities will not be subject to an early redemption if the closing price of the underlying fund is less than the call threshold level on any determination date other than the final determination date. If the securities are not redeemed prior to the final determination date and the final price is less than the downside threshold level, you will lose a significant portion and, in extreme situations, all of your initial investment at maturity.

April 2026 Page 4

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Investor Suitability

The securities may be suitable for you if:

￭You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a direct investment in the underlying fund or the stocks and other assets comprising the underlying fund (the “underlying constituents”).

￭You believe that the closing price of the underlying fund will be equal to or greater than the call threshold level on a determination date other than the final determination date, or if the securities are not automatically redeemed prior to maturity, that the final price will be equal to or greater than the maturity redemption threshold level (which is equal to the call threshold level).

￭You understand and accept that you will not participate in any appreciation in the level of the underlying fund and that any potential positive return is limited to the return reflected by the premium or the maturity redemption payment, as applicable.

￭You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying fund.

￭You are willing to invest in the securities based on the call threshold level, maturity redemption threshold level, downside threshold level and the premiums and the maturity redemption amount specified on the cover hereof.

￭You are willing to forgo any dividends paid on the underlying fund and you do not seek guaranteed current income from this investment.

￭You are willing to invest in securities that may be redeemed prior to the maturity date, you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the securities.

￭You are willing to assume the credit risk of UBS for all payments under the securities, and you understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

￭You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that, should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

￭You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You require an investment designed to provide a full return of principal at maturity.

￭You cannot tolerate a loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as a direct investment in the underlying fund or in the underlying constituents.

￭You believe that the closing price of the underlying fund will decline during the term of the securities and is likely to be less than the call threshold level on each determination date other than the final determination date and less than the maturity redemption threshold level (which is equal to the call threshold level) on the final determination date.

￭You seek an investment that participates in the appreciation in the price of the underlying fund or that has unlimited return potential.

￭You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying fund.

￭You are unwilling to invest in the securities based on the call threshold level, maturity redemption threshold level, downside threshold level, the premiums or the maturity redemption amount specified on the cover hereof.

￭You prefer to receive any dividends paid on the underlying fund or you seek guaranteed current income from this investment.

￭You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

￭You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

April 2026 Page 5

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final price.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios,

see “Hypothetical Examples” beginning on the following page.

April 2026 Page 6

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the pricing date and will be specified in the final pricing supplement; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$100.00
Hypothetical Call Threshold Level:	$100.00, which is equal to 100% of the hypothetical initial price
Hypothetical Maturity Redemption Threshold Level:	$100.00, which is equal to 100% of the hypothetical initial price
Hypothetical Downside Threshold Level:	$80.00, which is equal to 80% of the hypothetical initial price
Hypothetical Premium:

1st Determination Date

$187.500

9th Determination Date:

$562.500

2nd Determination Date:

$234.375

10th Determination Date:

$609.375

3rd Determination Date:

$281.250

11th Determination Date:

$656.250

4th Determination Date:

$328.125

12th Determination Date:

$703.125

5th Determination Date:

$375.000

13th Determination Date:

$750.000

6th Determination Date:

$421.875

14th Determination Date:

$796.875

7th Determination Date:

$468.750

15th Determination Date:

$843.750

8th Determination Date:

$515.625

16th Determination Date:

$890.625

Hypothetical Exchange Ratio*:	The quotient of the stated principal amount divided by the hypothetical initial price
Maturity Redemption Payment:	$1,937.50 per security
Stated Principal Amount:	$1,000.00 per security

* UBS has elected to pay the cash value if the final price is less than the downside threshold level.

In Example 1 and 2, the closing price of the underlying fund fluctuates over the term of the securities and the closing price of the underlying fund is equal to or greater than the hypothetical call threshold level on a determination date prior to the final determination date and, consequently, the securities are automatically redeemed on the related call payment date. In Examples 3, 4 and 5, the closing price of the underlying fund on each of the determination dates prior to the final determination date is less than the call threshold level, and, consequently, the securities are not redeemed early, and remain outstanding until maturity.

Example 1				Example 2
Determination Dates	Hypothetical Closing Price	Premium	Early Redemption Amount	Hypothetical Closing Price	Premium	Early Redemption Amount
#1	$110.00 (at or above call threshold level)	$187.50*	$1,187.50	$80.00 (below call threshold level)	N/A	N/A
#2	N/A	N/A	N/A	$45.00 (below call threshold level)	N/A	N/A
#3	N/A	N/A	N/A	$120.00 (at or above call threshold level)	$281.25*	$1,281.25
#4 - #16	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity			N/A

* The early redemption amount includes (i) the stated principal amount plus (ii) the premium applicable to the related determination date.

April 2026 Page 7

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

￭In Example 1, the securities are redeemed early following the first determination date as the closing price of the underlying fund on such determination date is equal to or greater than the call threshold level. You receive the early redemption amount, calculated as follows:

Stated Principal Amount + Premium Applicable to First Determination Date = $1,000.00 + $187.50 = $1,187.50

In this example, the early redemption feature limits the term of your investment to approximately 12 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any further payments. Your total return per security in this example is $1,187.50 (a total return of 18.75% on the securities).

￭In Example 2, the securities are redeemed early following the third determination date as the closing price of the underlying fund on the third determination date is equal to or greater than the call threshold level. Following the third determination date, you receive an early redemption amount, calculated as follows:

Stated Principal Amount + Premium Applicable to Third Determination Date = $1,000.00 + $281.25 = $1,281.25

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will not receive any further payments. Your total return per security in this example is $1,281.25 (a total return of 28.125% on the securities).

Examples 3, 4 and 5 illustrate the payment at maturity per security based on the final price.

Example 3				Example 4
Determination Dates	Hypothetical Closing Price	Premium	Early Redemption Amount	Hypothetical Closing Price	Premium	Early Redemption Amount
#1	$50.00 (below call threshold level)	N/A	N/A	$89.00 (below call threshold level)	N/A	N/A
#2	$88.00 (below call threshold level)	N/A	N/A	$70.00 (below call threshold level)	N/A	N/A
#3	$90.00 (below call threshold level)	N/A	N/A	$55.00 (below call threshold level)	N/A	N/A
#4 - #16	Various (all below call threshold level)	N/A	N/A	Various (all below call threshold level)	N/A	N/A
Final Determination Date	$105.00 (at or above maturity redemption threshold level)	N/A	N/A	$90.00 (below maturity redemption threshold level; at or above downside threshold level)	N/A	N/A
Payment at Maturity	$1,937.50*			$1,000.00

* The maturity redemption amount, if any, will be paid at maturity.

￭In Example 3, on each determination date prior to the final determination date, the closing price of the underlying fund is less than the call threshold level. As a result, the securities are not redeemed and you do not receive the premium or early redemption amount. Because the closing price of the underlying fund is equal to or greater than the maturity redemption threshold level (which is equal to the call threshold level), at maturity, you receive the maturity redemption amount of $1,937.50.

In this example, you receive the maturity redemption amount, equal to a total payment of $1,937.50 per security at maturity. Your total return per security in this example is $1,937.50 (a total return of 93.75% on the securities).

￭In Example 4, on each of the determination dates prior to the final determination date, the closing price of the underlying fund is less than the call threshold level. As a result, the securities are not redeemed and you do not receive the premium or early redemption amount. Furthermore, because the final price is less than the maturity redemption threshold level but equal to or greater than the downside threshold level, at maturity, you receive the stated principal amount of $1,000.00.

In this example, you receive the stated principal amount per security of $1,000.00 per security at maturity. Your total return per security in this example is $1,000.00 (a total return of 0.00% on the securities).

April 2026 Page 8

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Example 5
Determination Dates	Hypothetical Closing Price	Premium	Early Redemption Amount
#1	$64.00 (below call threshold level)	N/A	N/A
#2	$80.00 (below call threshold level)	N/A	N/A
#3	$55.00 (below call threshold level)	N/A	N/A
#4 - #16	Various (all below call threshold level)	N/A	N/A
Final Determination Date	$40.00 (below maturity redemption threshold level and downside threshold level)	N/A	N/A
Payment at Maturity	$400.00

￭In Example 5, on each of the determination dates prior to the final determination date, the closing price of the underlying fund is less than the call threshold level. As a result, the securities are not redeemed and you do not receive the premium or early redemption amount. Furthermore, because the final price is less than the downside threshold level, you are exposed to the decline in the closing price of the underlying fund over the term of the securities. Your payment at maturity is calculated as follows:

Cash Value = Exchange Ratio × Final Price

$400.00 = ($1,000.00 / $100.00) × $40.00

In this example, because the final price represents a 60.00% decline, you will receive a total cash payment per security at maturity equal to $400.00 (a loss of 60.00% on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed prior to the final determination date, you may lose a significant portion and, in extreme situations, all of your initial investment. Specifically, if the securities are not redeemed prior to maturity and the final price is less than the downside threshold level, UBS has elected to pay you the cash value, which will be worth significantly less than your stated principal amount, if anything, resulting in a resulting in a loss of a significant portion or all of your initial investment.

The securities will not pay a premium or the maturity redemption payment, as applicable, if the closing price of the underlying fund is less than the call threshold level on any determination date other than the final determination date or less than the maturity redemption threshold level (which is equal to the call threshold level) on the final determination date. The securities will not be subject to an early redemption if the closing price of the underlying fund is less than the call threshold level on any determination date other than the final determination date. If the securities are not redeemed prior to the final determination date and the final price is less than the downside threshold level, you will lose a significant portion and, in extreme situations, all of your initial investment at maturity.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

April 2026 Page 9

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

￭Risk of loss at maturity. The securities differ from ordinary debt securities in that UBS will not necessarily repay the stated principal amount of the securities at maturity. If the securities are not redeemed prior to maturity, UBS will repay you the stated principal amount of your securities in cash only if the final price is equal to or greater than the downside threshold level and will only make such payment at maturity. If the securities are not redeemed prior to maturity and the final price is less than the downside threshold level, UBS will pay you a cash payment per security equal to the cash value, which will be equal to the exchange ratio multiplied by the final price and investors will be exposed to the decline in the closing price of the underlying fund from the initial price to the final price. The cash value on the final determination date will be less than 80.00% of the stated principal amount and could be zero.

￭Contingent repayment of stated principal amount only at maturity. If your securities are not redeemed prior to maturity, you should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying fund is equal to or greater than the call threshold level.

￭No interest payments. UBS will not pay any interest with respect to the securities.

￭Higher premiums and a higher maturity redemption amount are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying fund generally reflects a higher expectation as of the pricing date that the closing price of such stock may be less than the call threshold level on any determination date other than the final determination date and/or the maturity redemption threshold level and/or downside threshold level on the final determination date. This greater expected risk will generally be reflected in higher premiums and a higher maturity redemption amount for that security. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying fund. However, while the premiums and the maturity redemption amount are set on the pricing date based, in part, on a stock’s volatility calculated using our internal models can change significantly over the term of the securities. The price of the underlying fund for your securities could fall sharply, which could result in the loss of a significant portion or all of your initial investment.

￭Early redemption risk. The term of your investment in the securities may be limited to as short as approximately 12 months by the early redemption feature of the securities. If the securities are redeemed early, you may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

￭Your potential return on the securities is limited to any premium or the return reflected by the maturity redemption amount and you will not participate in any appreciation of the underlying fund. The return potential of the securities is limited to the applicable pre-specified premium or the maturity redemption amount, regardless of the appreciation of the underlying fund. Because the premium increases the longer the securities have been outstanding, the premium payable with respect to earlier determination dates is less than the premium payable with respect to later determination dates. If the securities are not redeemed prior to maturity and the final price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying fund from the initial price to the final price even though you cannot participate in any increases in the price of the underlying fund or the underlying constituents. As a result, the return on an investment in the securities could be less than the return on a direct investment in the underlying fund or the underlying constituents. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the securities. In addition, as an owner of the securities, you will not have voting rights or any other rights that a holder of the underlying fund or any underlying constituent would have.

Risks Relating to Characteristics of the Underlying Fund

￭Market risk. The return on the securities, which may be positive or negative, is linked to the performance of the underlying fund and indirectly linked to the value of the underlying constituents and their issuers (the “underlying constituent issuers”). The closing price of the underlying fund can rise or fall sharply due to factors specific to the underlying fund or its underlying constituents, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the investment adviser of the underlying fund (the “investment adviser”) and the underlying fund. For additional information regarding the underlying fund, please see “Information About the Underlying Fund” below and the investment adviser’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the investment adviser with the SEC.

April 2026 Page 10

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

￭There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the closing price of the underlying fund will rise or fall. The price of the underlying fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying fund in general and each underlying constituent in particular, and the risk of losing a significant portion and, in extreme situations, all of your initial investment.

￭There is no affiliation between the investment adviser or any underlying constituent issuer and UBS, and UBS is not responsible for any disclosure by such issuers. We are not affiliated with the investment adviser or any underlying constituent issuer. We and our affiliates may currently, or from time to time in the future engage in business with the investment adviser or any underlying constituent issuer. However, we are not affiliated with the investment adviser or any underlying constituent issuer and are not responsible for such issuers' public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the securities, should conduct your own investigation into the underlying fund, underlying constituents, the investment adviser or any underlying constituent issuer. Neither the investment adviser nor any underlying constituent issuer are involved in the securities offered hereby in any way and have no obligation of any sort with respect to your securities. Neither the investment adviser nor any underlying constituent issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, and return on, your securities.

￭The value of an underlying asset may not completely track the value of its underlying constituents. Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its underlying constituents, the level of an ETF may not completely track the value of its underlying constituents. The level of each underlying asset will reflect transaction costs and fees that the underlying constituents in which an ETF invests do not have. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

￭Fluctuation of NAV. The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its underlying constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the level of each underlying asset may not reflect its NAV.

￭Failure of the underlying fund to track the level of its target index. While the underlying fund is designed and intended to track the level of a specific index as specified herein (its “target index”), various factors, including fees and other transaction costs, will prevent an ETF from correlating exactly with changes in the level of its target index. Additionally, although the performance of an ETF seeks to replicate the performance of its target index, an ETF may not invest in all the securities, futures contracts or commodities comprising its target index but rather may invest in a representative sample of the assets comprising its target index. ETFs, including the underlying fund, are therefore subject to the risk that the investment strategy selected by its investment advisor does not successfully track the level of its target index, as discussed further herein. Accordingly, the performance of the underlying fund will not be equal to the performance of its target index during the term of the securities.

￭The underlying fund utilizes a passive indexing investment approach. The underlying fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its target index by investing in a portfolio of stocks that generally replicate or provide a representative sample of such target index. Therefore, unless a specific underlying constituent is removed from its target index, the underlying fund generally would not sell a security because such underlying constituent issuer was in financial trouble. In addition, the underlying fund is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

￭The securities are subject to currency exchange rate risk. The securities are subject to currency exchange rate risk because the underlying fund may invest in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the securities may be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the underlying fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlying constituents will be adversely affected and the market value of, and return on, the securities may decrease.

￭The securities are subject to risks associated with non-U.S. securities. The underlying fund is subject to risks associated with non-U.S. securities. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social

April 2026 Page 11

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

factors that may be unique to the particular country. These factors, which could negatively affect the applicable underlying constituent(s) include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Non-U.S. securities may also be subject to regulatory risks, including sanctions. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by the index sponsor of a target index of an ETF or underlying asset issuer of an ETF in response to any such developments could adversely affect the performance of its target index and, as a result, the market value of, and return on the securities. Additionally, following certain events, if the calculation agent determines that a change in law has occurred with respect to the underlying fund or the index sponsor of its target index or investment adviser modifies or reconstitutes a target index or the underlying fund in response to what otherwise would have been a change in law, then the calculation agent may take the actions described in the accompanying product supplement under “General Terms of the Securities — Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity”.

￭The securities are subject to emerging markets risk. The underlying fund is subject to risks associated with emerging market companies and emerging market securities that are traded on various emerging market exchanges. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the underlying fund is susceptible.

￭The Global X Uranium ETF does not measure the performance of uranium — The Global X Uranium ETF measures the performance of shares of uranium industry companies and not uranium, and may under- or over-perform uranium over the short- or long-term.

￭The securities are subject to risks associated with investments in the uranium industry — The securities are subject to risks associated with investments in the uranium industry because the target index of the Global X Uranium ETF is comprised of the stocks of companies primarily engaged in the uranium industry. The Global X Uranium ETF may be subject to increased price volatility as it is linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Global X Uranium ETF primarily invests in stocks and American depositary receipts of companies that are involved in the uranium industry, its shares, and the value of securities linked to its shares, are subject to certain risks associated with such companies. Uranium companies are exposed to risks related to the exploration industry, the oil, gas and consumable fuels industry, the energy sector, and the uranium mining industry.

The value of securities issued by companies in the energy sector may decline for many reasons, including, without limitation, changes in energy prices; international politics; energy conservation; the success of exploration projects; natural disasters or other catastrophes; changes in exchange rates, interest rates, or economic conditions; changes in demand for energy products and services; and tax and other government regulatory policies. Actions taken by central governments may dramatically impact supply and demand forces that influence energy prices, resulting in sudden decreases in value for companies in the energy sector. The oil, gas and consumable fuels industry is cyclical and highly dependent on the market price of fuel. The market value of companies in the oil, gas and consumable fuels industry are strongly affected by the levels and volatility of global commodity prices, supply and demand, capital expenditures on exploration and production, energy conservation efforts, the prices of alternative fuels, exchange rates and technological advances. Companies in the oil, gas and consumable fuels industry are subject to substantial government regulation and contractual fixed pricing, which may increase the cost of business and limit these companies’ earnings. Actions taken by central governments may dramatically impact supply and demand forces that influence the market price of fuel, resulting in sudden decreases in value for companies in the oil, gas and consumable fuels industry. A significant portion of their revenues depends on a relatively small number of customers, including governmental entities and utilities. As a result, governmental budget restraints may have a material adverse effect on the stock prices of companies in the industry.

April 2026 Page 12

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Uranium companies may be significantly subject to the effects of competitive pressures in the uranium mining industry and the price of uranium. The price of uranium may be affected by changes in inflation rates, interest rates, monetary policy, economic conditions, and political stability. Commodity prices may fluctuate substantially over short periods of time; therefore, the share price of the Global X Uranium ETF may be more volatile than other types of investments. In addition, metals and mining companies may also be significantly affected by import controls, worldwide competition, liability for environmental damage, depletion of resources, and mandated expenditures for safety and pollution control devices. Metals and mining companies may have significant operations in areas at risk for social and political unrest, security concerns and environmental damage. These companies may also be at risk for increased government regulation and intervention. The primary demand for uranium is from the nuclear energy industry, which uses uranium as fuel for nuclear power plants. Demand for nuclear energy may face considerable risk as a result of, among other risks, incidents and accidents, breaches of security, ill-intentioned acts or terrorism, air crashes, natural disasters (such as floods or earthquakes), equipment malfunctions or mishandling in storage, handling, transportation, treatment or conditioning of substances and nuclear materials. Such risks may adversely affect the issuers to which the Global X Uranium ETF has exposure.

Estimated Value Considerations

￭The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price of the underlying fund, volatility of the underlying fund and underlying constituents, any dividends paid on the underlying fund, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Fund — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

April 2026 Page 13

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

￭The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying fund; the volatility of the underlying fund and underlying constituents; the dividend rate paid on the underlying fund; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflicts of interest. UBS and its affiliates may engage in business with the underlying constituent issuers or trading activities related to the underlying fund or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the initial price and the final price and whether the closing price of the underlying fund on any determination date is equal to or greater than the call threshold level (other than on the final determination date) or is less than the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early.

As UBS determines the economic terms of the securities, including the premium applicable to each determination date, call threshold level, maturity redemption threshold level and downside threshold level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.

April 2026 Page 14

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the securities. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price and, as a result, the call threshold level, maturity redemption threshold level and downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying fund on any determination date (including the final determination date) and, accordingly, whether a premium is payable and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying fund.

￭Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying fund or underlying constituents may adversely affect the price of the underlying fund, the performance and, therefore, the market value of, and any amount payable on, the securities.

￭Following certain events, the calculation agent can make adjustments to the underlying fund and the terms of the securities that may adversely affect the market value of, and return on, the securities. Following certain events affecting the underlying fund, the calculation agent may make adjustments to the initial price, call threshold level, maturity redemption threshold level and/or final price, as applicable, and any other term of the securities and, in some instances, may replace the underlying fund. However, the calculation agent will not make an adjustment in response to every event that could affect the underlying fund. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the securities resulting solely from any such event to achieve an equitable result. Following certain events relating to the underlying fund, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the securities may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the securities. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities, you could lose all of your initial investment.

￭The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

April 2026 Page 15

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. Prior to any debt-to-equity swap or write-off with respect to any securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

April 2026 Page 16

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Information About the Underlying Fund

All disclosures contained in this document regarding the underlying fund are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying fund. You should make your own investigation into the underlying fund.

The underlying fund is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the investment adviser with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the investment adviser under the Exchange Act can be located by reference to its SEC file number provided above.

Global X Uranium ETF

We have derived all information contained herein regarding the Global X Uranium ETF (the “URA Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the URA Fund’s investment adviser, Global X Management Company LLC (the “investment adviser”) and the index sponsor of the target index, as defined below.

The URA Fund is an exchange-traded fund of Global X Funds® (the “Global X Trust”), a registered investment company. The URA Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Solactive Global Uranium & Nuclear Components Total Return Index (the “target index”). The target index is designed to measure broad-based equity market performance of global companies involved in the uranium industry, including companies that are engaged in uranium mining, exploration for uranium, technologies related to the uranium industry and the production of nuclear components. The target index is calculated, maintained and published by, Solactive AG (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.

Select information regarding the URA Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the URA Fund’s website. Expenses of the URA Fund reduce the net asset value of the assets held by the URA Fund and, therefore, reduce the value of the shares of the URA Fund.

The URA Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of securities that generally replicates the target index. The URA Fund normally invests at least 80% of its total assets in securities that comprise the target index and normally invests at least 80% of its total assets in common stocks and depositary receipts of companies that are active in some respect of the uranium industry. The URA Fund may also invest in companies that do not derive a significant percentage of revenues from activities related to the uranium industry, but generate large absolute revenues from the uranium industry (in particular, uranium mining, exploration for uranium, physical uranium investments, technologies related to the uranium industry, or the production of nuclear components).

Shares of the URA Fund are listed on the NYSE Arca under the ticker symbol “URA”.

Information from outside sources including, but not limited to the prospectus related to the URA Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the URA Fund or the target index.

Information filed by the Global X Trust with the SEC, including the prospectus for the URA Fund, can be found by reference to its SEC file numbers: 333-151713 and 811-22209 or its CIK Code: 0001432353.

April 2026 Page 17

Historical Information

The closing price of the underlying fund on April 27, 2026 was $56.70 (the “hypothetical initial price”). The graph below shows the closing prices of the underlying fund for each day from January 1, 2016 to April 27, 2026. The dotted line represents a hypothetical downside threshold level of $45.36 and a hypothetical call threshold level and maturity redemption threshold level of $56.70, which are equal to 80% and 100%, respectively of the hypothetical initial price. The actual call threshold level, maturity redemption threshold level and downside threshold level will be set on the pricing date. We obtained the information in the graph below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The historical performance of the underlying fund should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying fund at any time, including the determination dates.

Global X Uranium ETF – Daily Closing Prices January 1, 2016 to April 27, 2026

We and/or our affiliates may presently or from time to time engage in business with the investment adviser. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlying fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. You should undertake an independent investigation of the underlying fund as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying fund.

The securities are not sponsored, endorsed, sold, or promoted by the investment adviser. The investment adviser makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. The investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each call payment date shall be the date one business day prior to such scheduled call payment date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying fund. If your securities are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your securities. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Section 1260. Because the securities are linked to the shares of an ETF, there is a risk that an investment in the securities could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of its investment would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the securities (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the securities).

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be

April 2026 Page 19

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 (discussed above) of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code, and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the issuer of the underlying fund would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the issuer of the underlying fund and the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the issuer of the underlying fund as a USRPHC and/or the securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the securities are not “delta-one” with respect to the underlying fund, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying fund or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying fund or the securities. If you enter, or have entered, into other transactions in respect of the underlying fund or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including

April 2026 Page 20

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any contingent coupon payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying product supplement under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors — Risks Relating to Hedging Activities and Conflicts of Interest” herein.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $32.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $32.50 reflecting a fixed sales commission of $27.50 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest. UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation. The value of the securities at any time will vary based on

April 2026 Page 21

Trigger Jump Securities with Auto-Callable Feature due on or about May 5, 2031

$• Based on the Performance of the Shares of the Global X Uranium ETF

many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” of this document.

Prohibition on sales to EEA retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on sales to UK retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

April 2026 Page 22

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of this document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Securities	2
Investment Summary	3
Key Investment Rationale	4
Investor Suitability	5
How the Securities Work	6
Hypothetical Examples	7
Risk Factors	10
Information About the Underlying Fund	17
Additional Information About the Securities	19

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$•

UBS AG

Trigger Jump Securities

with Auto-Callable Feature

due on or about May 5, 2031

Preliminary Pricing Supplement dated April 28, 2026

(To Product Supplement dated February 6, 2025

and Prospectus dated February 6, 2025)

UBS Investment Bank

UBS Securities LLC